Exhibit 99.1

FOR IMMEDIATE RELEASE

SWS Reports Significant Increase in Second Fiscal Quarter Earnings

Net Income Totaled $8.8 Million on Revenues of $101.7 Million

DALLAS, Feb. 8, 2006 – SWS Group, Inc. (NYSE: SWS) today reported net income of $8.8 million, or diluted earnings per share (EPS) of 50 cents, on revenues of $101.7 million for the company’s second fiscal quarter ended Dec. 30, 2005.

Net income and EPS increased more than 90 percent and revenues increased 25 percent from the prior year’s second quarter when SWS earned net income of $4.5 million, or diluted EPS of 26 cents, on revenues of $81.2 million.

For the first half of fiscal 2006, SWS recorded revenues of $203.5 million, net income of $15.9 million and diluted EPS of 91 cents, compared with revenues of $165.9 million, net income of $20.4 million and diluted EPS of $1.18 a year earlier. The prior year period includes a $12.2 million gain, net of tax, from the redemption of the company’s DARTSSM subordinated notes at maturity. Without this gain, six-month net income last year would have been $8.3 million, or 48 cents per share. (See accompanying non-GAAP financial information.)

“We are pleased with the company’s progress,” said Chief Executive Officer Donald W. Hultgren. “We were able to increase net revenues and income substantially while continuing to keep expenses under control.”

Second quarter net revenues (total revenues less interest expense) increased $5.8 million from year-ago levels, as net interest revenue increased $2.4 million and other revenue rose $2 million. Net interest revenue was driven higher by the securities lending business and an

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SWS Group Announces Second Quarter Results / 2

increase in average loans outstanding at the subsidiary bank, Southwest Securities, FSB. Other revenue benefited from a $1.5 million gain from a corporate venture capital investment. Commission revenue, public finance fees, and fixed income trading revenues were all higher than in the prior year’s second quarter, and net revenues from clearing operations experienced only a moderate decline.

Six-month net revenues were up slightly; however, $ 18.7 million of the prior year’s net revenue was from the maturity of the DARTS. Excluding the DARTS, most categories showed solid gains as compared with results from the first half of the prior year. Net interest revenue increased $9 million, or 24 percent, investment banking, advisory and administrative fees increased $2.8 million, or 21 percent, and commission revenue was up $2.6 million, or 6 percent. Portfolio trading recorded the largest increases in commissions for both the quarter and six-month periods.

Net revenues from clearing operations decreased $225,000, or 3 percent, in the first half of fiscal 2006. General securities clearing correspondents generated strong trading volume, up 24 percent from year ago levels. However, the overall trading volume processed in the six-month period did not match that of a year ago. As previously reported, one of the company’s high volume trading customers began clearing through an affiliate of its parent beginning in the second quarter of last year.

Second quarter operating expenses declined $424,000. The only expense category to increase, commissions and other employee compensation, was up $2.8 million or 8 percent, primarily from increased business line revenues and health insurance costs. Six-month operating expenses were up $7.4 million, largely as a result of a $10.4 million, or 15 percent increase, in commissions and other employee compensation.

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SWS Group Announces Second Quarter Results / 3

Fiscal-year-to-date transactions processed by Southwest Securities, Inc. for correspondent broker/dealers totaled approximately 7 million compared with 8.7 million in the prior year period. Book value per share was $16.00 compared with $14.90 a year ago.

The company recorded gains of $210,000 and $199,000, for the three and six-month periods, respectively, from the market appreciation of its 23,721 shares of Archipelago stock. This compares to gains of $242,000 and $900,000 for the comparable periods of the prior fiscal year.

Southwest Securities has been a member of the New York Stock Exchange since the company was established in 1972 and owns one seat on the exchange carried at a cost of $230,000. If the plan of merger between the NYSE and Archipelago proceeds as expected, Southwest Securities will surrender its seat on the exchange for the right to receive $300,000 in cash and 80,177 shares of restricted common stock from the NYSE Group. In lieu of a seat on the exchange, Southwest Securities secured the right to a trading license for $49,290 at the inaugural NYSE license auction on Jan. 4, 2006. This license will provide the firm continued physical and electronic access to the NYSE trading facilities following the close of the merger, which is anticipated to occur this month.

SWS repurchased 31,090 shares of its common stock in the second quarter at a cost of $478,000, or $15.36 per share, in accordance with an authorization by the company’s board of directors. As of the end of the quarter, 468,910 shares may be repurchased under the authorization, which expires at the end of calendar 2006.

Subsequent to the end of the quarter, Southwest Securities completed the sale of the assets of its Institutional Sales/Trading and Research departments to another regional broker/dealer. Under the terms of the transaction, the company received an initial payment and will participate in a three-year earn-out based on sales production. Southwest Securities will continue to offer corporate

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SWS Group Announces Second Quarter Results / 4

finance and equity trading services, including portfolio trading and other services for institutional clients.

SWS Group, Inc. is a Dallas-based holding company that offers a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., Southwest Securities, FSB, SWS Financial Services, Inc., and Southwest Insurance Agency.

This release contains forward-looking statements regarding the company’s future overall performance. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, customer margin loan activity, credit worthiness of our correspondents and customers, demand for housing, and those factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

SWS believes that the presentation of net income and EPS excluding the gain on the maturity of the DARTS for the six months ended December 31, 2004 is useful to investors because it is more indicative of the SWS’ net income from recurring operations and EPS. Management has provided this information to assist the reader in understanding the impact of the large gain recognized when the DARTS matured June 30, 2004 that is discussed herein. While management believes this non-GAAP financial measure is useful in evaluating SWS, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.

(In thousands except per share amounts)

	6 months ended 12/30/2005	6 months ended 12/31/2004
		(Restated)
Net Income—GAAP	$15,937	$20,429
Gain on Maturity of DARTS, net of tax	—	(12,176)

Net Income Excluding DARTS	$15,937	$8,253

Earnings per share-diluted—GAAP	$0.91	$1.18
Gain on Maturity of DARTS, net of tax	—	(0.70)

Earnings per share-diluted Excluding DARTS	$0.91	$0.48

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SWS Group Announces Second Quarter Results / 5

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

December 30, 2005 and June 24, 2005

(In thousands, except par values and share amounts)

(Unaudited)

	Dec. 30, 2005	June 24, 2005
Assets
Cash and cash equivalents	$27,607	$23,045
Assets segregated for regulatory purposes	367,641	330,788
Marketable equity securities available for sale	3,077	2,372
Receivable from brokers, dealers and clearing organizations	2,427,645	2,855,296
Receivable from clients, net	366,407	372,143
Loans held for sale, net	136,857	172,023
Loans, net	647,434	591,857
Securities owned, at market value	176,407	166,954
Securities purchased under agreements to resell	34,107	28,890
Goodwill	11,746	11,660
Other assets	70,153	76,116

Total assets	$4,269,081	$4,631,144

Liabilities and Stockholders’ Equity
Short-term borrowings	$47,300	$68,400
Payable to brokers, dealers and clearing organizations	2,318,032	2,755,076
Payable to clients	643,387	609,477
Deposits	642,028	587,978
Securities sold under agreements to repurchase	29,417	8,061
Securities sold, not yet purchased, at market value	115,106	106,163
Drafts payable	37,401	32,018
Advances from Federal Home Loan Bank	75,189	93,539
Bank borrowings	27,950	47,150
Other liabilities	52,261	56,346

Total liabilities	3,988,071	4,364,208

Minority interest in consolidated subsidiaries	1,273	1,166

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 18,048,475 and outstanding 17,484,402 shares at December 30, 2005; issued 17,977,240 and outstanding 17,329,779 shares at June 24, 2005	1,804	1,797
Additional paid-in capital	250,903	248,955
Retained earnings	36,012	23,920
Accumulated other comprehensive income – unrealized holding gain (loss), net of tax	598	138
Deferred compensation, net	(907)	529
Treasury stock (564,073 shares at December 30, 2005 and 647,461 shares at June 24, 2005, at cost)	(8,673)	(9,569)

Total stockholders’ equity	279,737	265,770
Commitments and contingencies

Total liabilities and stockholders’ equity	$4,269,081	$4,631,144

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SWS Group Announces Second Quarter Results / 6

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

For the three and six months ended December 30, 2005 and December 31, 2004

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended Dec. 30, 2005	Three Months Ended Dec. 31, 2004	Six Months Ended Dec. 30, 2005	Six Months Ended Dec. 31, 2004
		(Restated)		(Restated)
Net revenues from clearing operations	$3,449	$3,724	$7,166	$7,391
Commissions	25,056	24,304	46,126	43,529
Interest	55,307	38,167	112,175	65,519
Investment banking, advisory and administrative fees	6,931	6,459	16,107	13,306
Net gains on principal transactions	3,844	3,456	8,844	25,772
Other	7,147	5,122	13,115	10,338

Total revenue	101,734	81,232	203,533	165,855

Commissions and other employee compensation	38,680	35,853	77,698	67,346
Interest	32,158	17,442	65,349	27,722
Occupancy, equipment and computer service costs	6,078	6,699	11,838	13,566
Communications	2,338	3,098	4,822	6,185
Floor brokerage and clearing organization charges	798	1,587	2,093	3,169
Advertising and promotional	709	1,093	1,398	1,925
Other	7,423	8,120	15,676	13,946

Total expense	88,184	73,892	178,874	133,859

Income before income tax expense and minority interest in consolidated subsidiaries	13,550	7,340	24,659	31,996
Income tax expense	4,723	2,546	8,706	11,052

Income before minority interest in consolidated subsidiaries	8,827	4,794	15,953	20,944
Minority interest in consolidated subsidiaries	(62)	(253)	(91)	(515)

Income before cumulative effect of change in accounting principles	8,765	4,541	15,862	20,429
Cumulative effect of change in accounting principles, net of tax of $40	—	—	75	—

Net income	8,765	4,541	15,937	20,429
Net income (loss) recognized in other comprehensive income, net of tax	202	327	460	(12,288)

Comprehensive income	$8,967	$4,868	$16,397	$8,141

Earnings per share – basic
Income before cumulative effect of change in accounting principles	$0.51	$0.27	$0.91	$1.19
Cumulative effect of change in accounting principles, net of tax	—	—	0.01	—

Net income	$0.51	$0.27	$0.92	$1.19

Weighted average shares outstanding – basic	17,353,831	17,181,347	17,340,925	17,158,916

Earnings per share—diluted
Income before cumulative effect of change in accounting principles	$0.50	$0.26	$0.90	$1.18
Cumulative effect of change in accounting principles, net of tax	—	—	0.01	—

Net income	$0.50	$0.26	$0.91	$1.18

Weighted average shares outstanding – diluted	17,615,354	17,436,580	17,564,369	17,340,738

CONTACT:    Jim Bowman, Vice President—Corporate Communications, (214) 859-9335

                         jbowman@swst.com